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                                                                      Exhibit 99

                                                                  March 12, 1999

                                    Form of
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                        CH2M HILL Internal Market Rules
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     The following rules are to be applied to the operation of the CH2M HILL
Internal Market (the "Market"). It should be noted that from time to time at CH2M HILL discretion, Market rules and procedures might be changed.

     It is anticipated that the Market will permit existing and new CH2M HILL shareholders to sell shares of CH2M HILL common stock (the "Shares") up to four times each year on predetermined days (the "Trade Dates"). Such sales will be made at the formula price (the "Formula Price") determined by the Board of Directors to eligible employees, directors and consultants of CH2M HILL and to trustees and administrators of CH2M HILL's qualified and non-qualified employee benefit plans. Any employee, director or consultant who resides in a state wherein direct individual purchase through the market is permitted, whether by reason of registration under or exemption from state securities laws, is eligible for purposes of the Market. In addition, CH2M HILL will be authorized, but not obligated, to sell or purchase Shares in the Market, provided that the Company will not be both a seller and a purchaser on the same Trade Date.

     All record owners of Shares will be eligible to sell some or all of the Shares owned by them on any Trade Date; in the case of Shares owned beneficially, sales must be directed by the record holder and in accordance with any relevant instrument relating to the rights and obligations of the respective parties. In the event that the aggregate number of Shares offered for sale by the sellers is greater than the aggregate number of Shares sought to be purchased by authorized buyers and CH2M HILL on a specific Trade Date, offers to sell will be treated in the following manner:

     (a) If enough orders to buy are received to purchase all the shares offered by each seller selling fewer than 500 shares and at least 500 shares from each other seller, then all sell orders will be accepted up to the first 500 shares and the portion of any sell orders exceeding 500 shares will be accepted on a pro-rata basis.

     (b) If not enough orders to buy are received to purchase all the shares offered by each seller selling fewer than 500 shares and at least 500 shares from each other seller, then the purchase orders will be allocated equally to each seller.

     (c) Subject to applicable legal or contractual restrictions and the availability of funds, CH2M HILL may, in its discretion, purchase sufficient Shares on each Trade Date so that each shareholder wishing to sell Shares will be able to sell additional Shares in accordance with the above preferences.

     If the aggregate purchase orders exceed the number of Shares available for sale, the following prospective purchasers will have priority, in the order listed:

     1.   Administrator of the Payroll Deduction Stock Purchase Plan

     2.   Trustees of the 401(k) Plan

     3. Trustees of the Employee Stock Plan

     4. Individual employees, directors and consultants on a pro-rata basis (including
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        purchases through the pre-tax and after-tax deferred compensation plans)

     To the extent that the aggregate number of Shares sought to be purchased exceeds the aggregate number of Shares for sale, CH2M HILL may, but is not obligated to, sell authorized, but unissued Shares in the Market.

     CH2M HILL intends to publish the current formula price and upcoming trade date prior to each trade date to all participants in the internal market through internal communications, including bulletins, electronic mail communications or mailed reports.

     Buck Investment Services, a NASD-registered broker-dealer ("Buck"), will initially maintain the Market for CH2M HILL. Buck will receive all sell orders from record holders and buy orders from authorized buyers and CH2M HILL five business days prior to Trade Date. On each Trade Date, Buck will clear trades on an agency only, unsolicited basis between sellers and buyers of Shares (including, to the extent applicable, CH2M HILL) according to the priority rules described above. Buck will then forward payments to sellers, minus the commission, and will issue, in book-entry form unless certificated form is required by law, the Shares to the buyers.

     Individual sellers will pay a sales commission to Buck of 2% of the sales price. CH2M HILL and CH2M HILL's qualified and non-qualified employee benefit plans will not pay such a commission. Buyers will not pay any commission.

     For purchases by entities such as CH2M HILL's qualified and non-qualified employee benefit plans, CH2M HILL will coordinate payments to Buck Investment Services' Special Reserve Account, established for the protection of customer funds, with transmittal instructions to be issued no later than noon on the first business day following the day Buck advises CH2M HILL of the amount required. For purchases by individuals, deposits in good funds must be received by Buck Investment Services' Special Reserve Account prior to the Trade Date.

     Buck Investment Services will not buy or sell shares for its own account.

     Shares held as a result of purchases in the Market will be subject to restrictions as listed in CH2M HILL's Restated Articles of Incorporation and Restated Bylaws, each as effected from time to time.